                                                                     Exhibit 2.2
                                                                  Execution Copy



                              TRANSITION AGREEMENT

                                   DATED AS OF

                                 APRIL 30, 1999

                                      AMONG

                               ESSEF CORPORATION,

                       ANTHONY & SYLVAN POOLS CORPORATION

                                       AND

                                  PENTAIR, INC.

                                TABLE OF CONTENTS

                                                                                                                  Page
                                                                                                                  ----

                                    ARTICLE I
                                   DEFINITIONS

   Section 1.1.  General.............................................................................................1
   Section 1.2.  References to Time..................................................................................7

                                   ARTICLE II
                            THE RELATED TRANSACTIONS

   Section 2.1.  Transfers of Certain Assets and Liabilities.........................................................8
   Section 2.2.  Methods of Transfer and Assumption..................................................................8
   Section 2.3.  Company Approval of Certain A&S Actions.............................................................8

                                   ARTICLE III
                                  THE SPLIT-OFF

   Section 3.1.  Cooperation and Actions Prior to the Split-Off......................................................8
   Section 3.2.  Net Asset Adjustment...............................................................................10
   Section 3.3.  Actions of A&S Prior to the Cut-Off Date...........................................................10
   Section 3.4.  Post-Cut-Off Date Operations of A&S................................................................11
   Section 3.5.  The Split-Off......................................................................................11
   Section 3.6.  Termination of Certain Claims......................................................................11
   Section 3.7.  Post-Closing Procedures............................................................................11

                                   ARTICLE IV
                   INTERCOMPANY TRANSACTIONS AND RELATIONSHIPS

   Section 4.1.  Cash Dividend......................................................................................12
   Section 4.2.  Intercompany Accounts..............................................................................13
   Section 4.3.  Transition Services................................................................................13

                                    ARTICLE V
                          SURVIVAL AND INDEMNIFICATION

   Section 5.1.  Survival of Agreements.............................................................................14
   Section 5.2.  Indemnification by A&S.............................................................................14
   Section 5.3.  Indemnification by the Company.....................................................................15
   Section 5.4.  Procedure for Indemnification......................................................................16
   Section 5.5.  Miscellaneous Indemnification Provisions...........................................................18
   Section 5.6.  Pending Litigation.................................................................................19
   Section 5.7.  Construction of Agreements.........................................................................20

                                   ARTICLE VI
                           CERTAIN ADDITIONAL MATTERS

   Section 6.1.  Representations or Warranties; Disclaimers.........................................................20
   Section 6.2.  Further Assurances; Subsequent Transfers...........................................................21
   Section 6.3.  Use of Names.......................................................................................21
   Section 6.4.  Litigation Relating to Transaction.................................................................22
   Section 6.5.  Operation Prior to Split-Off.......................................................................22
   Section 6.6.  Restrictions on Post-Split-Off Competitive Activities..............................................22

                                   ARTICLE VII
                       ACCESS TO INFORMATION AND SERVICES

   Section 7.1.  Provision of Corporate Records.....................................................................23
   Section 7.2.  Access to Information..............................................................................23
   Section 7.3.  Production of Witnesses............................................................................23
   Section 7.4.  Retention of Records...............................................................................24
   Section 7.5.  Confidentiality....................................................................................24

                                  ARTICLE VIII
                                EMPLOYEE MATTERS

   Section 8.1.  Employees..........................................................................................25
   Section 8.2.  Employee Benefits..................................................................................25
   Section 8.3.  Other Liabilities and Obligations..................................................................26
   Section 8.4.  Preservation of Rights to Amend or Terminate Plans.................................................26
   Section 8.5.  Reimbursement; Indemnification.....................................................................26
   Section 8.6.  Nonsolicitation of Employees.......................................................................27
   Section 8.7.  Actions By A&S.....................................................................................27

                                   ARTICLE IX
                                    INSURANCE

   Section 9.1.  General............................................................................................27
   Section 9.2.  Certain Insured Claims.............................................................................28

                                    ARTICLE X
                  CONDITIONS; TERMINATION; AMENDMENTS; WAIVERS

   Section 10.1.  Conditions to Split-Off...........................................................................28
   Section 10.2.  Termination.......................................................................................29
   Section 10.3.  Amendments; Waivers...............................................................................29

                                   ARTICLE XI
                                  MISCELLANEOUS

   Section 11.1.     Survival of Indemnities; Release...............................................................29
   Section 11.2.     Entire Agreement...............................................................................30
   Section 11.3.     Fees and Expenses..............................................................................30
   Section 11.4.     Governing Law..................................................................................30
   Section 11.5.     Notices........................................................................................30
   Section 11.6.     Successors and Assigns; No Third Party Beneficiaries...........................................32
   Section 11.7.     Counterparts...................................................................................32
   Section 11.8.     Interpretation.................................................................................33
   Section 11.9.     Schedules......................................................................................33
   Section 11.10.   Legal Enforceability............................................................................33
   Section 11.11.   Consent to Jurisdiction.........................................................................33
   Section 11.12.   Specific Performance............................................................................33

                              TRANSITION AGREEMENT


         THIS TRANSITION AGREEMENT (this "Agreement"), dated as of April 30, 1999, by and among ESSEF CORPORATION, an Ohio corporation (the "Company"), ANTHONY & SYLVAN POOLS CORPORATION, an Ohio corporation and an indirect wholly-owned subsidiary of the Company ("A&S") and PENTAIR, INC., a Minnesota corporation ("Parent").

                                    RECITALS
                                    --------

         WHEREAS, the Board of Directors of the Company has determined to implement certain of the transfers and other transactions contemplated in connection with the Merger (as hereafter defined) and the Split-Off (as hereafter defined);

         WHEREAS, the Board of Directors of the Company has also determined to cause the Split-Off of shares of A&S Common Stock (as hereafter defined) to the holders as of the Effective Time (as hereafter defined) of the Company Common Stock (as hereafter defined) and to the holders of certain Stock Options (as hereafter defined) all as part of, and in conjunction with, the Merger;

         WHEREAS, the Company and A&S have determined that it is desirable to set forth the principal corporate transactions required to effect such Merger and Split-Off and to set forth certain other agreements that will govern certain other matters prior to or following such Split-Off;

         WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), with Parent and Northstar Acquisition Company, an Ohio corporation and a wholly-owned subsidiary of Parent (the "Purchaser"), providing for the Merger (as hereafter defined), as a result of which the Company, as the corporation surviving the Merger, will become a wholly-owned subsidiary of Parent; and

         WHEREAS, in order to induce the parties to enter into this Agreement and in consideration of the Company's willingness to enter into the Merger Agreement, the parties hereto and certain other parties are entering or will enter into the Tax Sharing Agreement (as hereafter defined) providing for certain ongoing relationships among the parties;

         NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS
                                   -----------

         Section 1.1. GENERAL. For convenience and brevity, certain terms used in various parts of this Agreement (including the Disclosure Schedule hereto) are listed in alphabetical order and defined or referred to below (such terms to be equally applicable to both singular and plural forms of the terms defined or referred to):

         (a) "Action" means any action, claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

         (b) "Adjustment Calculation" shall have the meaning set forth in
Section 3.2(a) hereof.

         (c) "Affiliate" of any specified person or entity means (x) any director or officer of, or any person or entity that beneficially owns at least 50% of the capital stock or other equity interests of, such specified person or entity, or (y) any other person or entity directly or indirectly controlling, controlled by, or under common control with, such specified person or entity, at any time during the period for which the determination of affiliation is being made; provided that the Company and the Retained Subsidiaries, on the one hand, and A&S, on the other hand, shall not, after giving effect to the Split-Off, be deemed to be Affiliates of each other for purposes of this Agreement.

         (d) "Agreement" means this Transition Agreement, together with all exhibits and schedules hereto, as the same may be amended from time to time in accordance with the terms hereof.

         (e) "Asserted Liability" shall have the meaning set forth in Section 5.4(a) hereof.

         (f) "A&S" shall have the meaning set forth in the preamble to this Agreement.

         (g) "A&S Action" shall have the meaning set forth in Section 5.6 hereof.

         (h) "A&S Assets" means (i) the assets of A&S set forth on the A&S Balance Sheet, as adjusted for transactions occurring in the ordinary course of business in a manner consistent with past practice between December 31, 1998 and the Effective Time; (ii) the assets listed on Schedule 2.1(a) of the Disclosure Schedule; and (iii) all right, title and interest, to the extent held by the Company and its Subsidiaries immediately prior to the Split-Off, with respect to each of the following items: (A) the A&S Names and A&S Proprietary Name Rights (such terms, as defined in Section 6.3 hereof) and (B) any Actions commenced by A&S the subject matter of which is otherwise an A&S Asset or any Action which relates primarily to an A&S Asset (to the extent such Actions constitute assets).

         (i) "A&S Balance Sheet" means the unaudited consolidated balance of the A&S Business as of December 31, 1998 set forth in Schedule 1.1(i) of the Disclosure Schedule.

         (j) "A&S Business" means each business and each former business which is or was conducted by A&S as of the Effective Time or which is or was included within the A&S Assets.

         (k) "A&S Common Stock" means the common stock, without par value, of A&S.

         (l) "A&S Employees" means (i) those persons who are employed as officers or employees of A&S or otherwise employed by A&S immediately prior to, or effective as of, the Effective Time, (ii) any person employed at the Company's corporate level prior to the Effective Time listed in, or added any time prior to the Effective Time to, Schedule 1.1(l) of the Disclosure

Schedule who at the Effective Time is to become an employee of A&S, and (iii) all former officers and employees of A&S who, immediately prior to the termination of their employment, were employed by A&S. In the event any person shall have been employed by A&S, as well as by the Company or any of the Retained Subsidiaries, such person shall be considered an A&S Employee if at the Effective Time such person's primary employment shall be with A&S or the A&S Business.

         (m) "A&S 401(k) Plan" shall have the meaning set forth in Section 8.2(a) hereof.

         (n) "A&S Indemnified Parties" shall have the meaning set forth in
Section 5.3(a) hereof.

         (o) "A&S Liabilities" means (i) all of the Liabilities of A&S to third parties and all Liabilities relating to or arising out of the A&S Assets or the conduct of the A&S Business (in all cases, whether arising before or after the Effective Time); (ii) the liabilities set forth in the A&S Balance Sheet, as adjusted for transactions occurring in the ordinary course of business in a manner consistent with past practice between December 31, 1998 and the Effective Time; (iii) the liabilities listed in Schedule 2.1(b) of the Disclosure Schedule; (iv) any Actions commenced by A&S the subject matter of which is otherwise an A&S Asset or any Action which relates primarily to an A&S Asset (to the extent such Actions constitute Liabilities); (v) except as otherwise provided in Article VIII hereof, the Liabilities of the Company and its subsidiaries, including, without limitation, A&S, in respect of A&S Employees (in all cases, whether arising before or after the Effective Time); and (vi) all Liabilities relating to or arising out of the A&S Assets or the conduct of the A&S Business (in all cases, whether arising before or after the Effective Time) with respect to which the Company or any Retained Subsidiary has agreed, prior to the Effective Time, to indemnify any third party in any manner with respect thereto or has agreed to otherwise be, or is otherwise, liable with respect thereto, except to the extent the Liability relates to or arises out of any product purchased by A&S from the Company or any Retained Subsidiary or is otherwise covered under any warranty provided by the Company or any Retained Subsidiary with respect to such product.

         (p) "A&S Names" shall have the meaning set forth in Section 6.3 hereof.

         (q) "A&S Net Assets" means the total assets of A&S minus the total liabilities of A&S as set forth in the Interim Balance Sheet (excluding any indebtedness of A&S to the Company or any of its Subsidiaries other than any liabilities to the Company or any of its Subsidiaries incurred in connection with the purchase by A&S of swimming pool equipment).

         (r) "A&S Proprietary Name Rights" shall have the meaning set forth in
Section 6.3 hereof.

         (s) "A&S Subsequent Hire" shall have the meaning set forth in Section 8.6(b) hereof.

         (t) "A&S Transferee" shall have the meaning set forth in Section 11.6 hereof.

         (u) "A&S Welfare Plans" shall have the meaning set forth in Section 8.2(b) hereof.

         (v) "Casualty Program" means collectively, the series of programs pursuant to which various insurance carriers provide insurance coverage to the Company and its Subsidiaries in respect of claims or occurrences relating to workers' compensation liability, general liability, products liability, automobile liability and employer's liability for all periods up to the Effective Time.

         (w) "Claim Notice" shall have the meaning set forth in Section 5.4(a) hereof.

         (x) "Closing" shall have the meaning set forth in the Merger Agreement.

         (y) "Closing Balance Sheet" shall have the meaning set forth in Section
3.7 hereof.

         (z) "Closing Date" shall have the meaning set forth in the Merger Agreement.

         (aa) "Company" shall have the meaning set forth in the preamble to this Agreement.

         (ab) "Company Common Stock" means the common stock of the Company, without par value.

         (ac) "Company Dividend" shall have the meaning set forth in Section 4.1 hereof.

         (ad) "Company Names" shall have the meaning set forth in Section 6.3 hereof.

         (ae) "Company Proprietary Name Rights" shall have the meaning set forth in Section 6.3 hereof.

         (af) "Company Proxy Statement" means the proxy statement or information statement prepared by the Company for distribution to the holders of the Company's Common Stock in connection with the Merger and Split-Off.

         (ag) "Company Subsequent Hire" shall have the meaning set forth in
Section 8.6(a) hereof.

         (ah) "Company Welfare Plans" shall have the meaning set forth in
Section 8.2(b) hereof.

         (ai) "Confidentiality Agreement" means the confidentiality agreement dated as of October 21, 1998 between Parent and the Company.

         (aj) "Confidential Information" shall have the meaning set forth in
Section 7.5 hereof.

         (ak) "Conveyance and Assumption Instrument" means, collectively, the various agreements, instruments and other documents to be entered into to effect the transfer of assets and the assumption of liabilities set forth in Article II hereof.

         (al) "Court Order" means any judgment, decree, injunction, order or ruling of any Governmental Entity that is binding on any person or its property under applicable Law.

         (am) "Cut-Off Date" shall have the meaning set forth in Section 3.2(a) hereof.

         (an) "Disclosure Schedule" means the disclosure schedule dated as of the date hereof and attached hereto. References to a particular schedule of the Disclosure Schedule shall only refer or modify the specific Section of this Agreement to which such Schedule relates (i.e., Schedule 2.1(b) of the Disclosure Schedule shall refer to or modify only Section 2.1(b) of this Agreement), unless otherwise expressly set forth herein.

         (ao) "Effective Time" shall have the meaning set forth in the Merger Agreement.

         (ap) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         (aq) "Excess Net Tax Benefit" shall have the meaning set forth in
Section 4.1(a) hereof.

         (ar) "Form S-1" means the registration statement on Form S-1 to be filed by A&S with the SEC to effect the registration of the A&S Common Stock pursuant to the Securities Act.

         (as) "Governmental Entity" means any United States or any foreign, federal, state or local government, court, administrative agency or commission or other governmental or regulatory body or authority.

         (at) "Indemnifiable Losses" means, with respect to any claim by an Indemnified Party for indemnification pursuant to Articles V, VI or VIII hereof, any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including, without limitation, the costs and expenses of any and all Actions, demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys', accountants', consultants' and other professionals', and fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), including direct and consequential damages, but excluding punitive damages (other than punitive damages awarded to any third party against an Indemnified Party) suffered by such Indemnified Party with respect to such claim.

         (au) "Indemnified Party" means any party which is seeking indemnification from an Indemnifying Person pursuant to the provisions of Articles V, VI or VIII hereof.

         (av) "Indemnifying Party" means any party hereto from which any Indemnified Party is seeking indemnification pursuant to the provisions of Articles V, VI or VIII hereof.

         (aw) "Information" shall have the meaning set forth in Section 7.2 hereof.

         (ax) "Intercompany Agreements" means any contracts or agreements between A&S on the one hand, and the Company or any Retained Subsidiary on the other hand.

         (ay) "Interim Balance Sheet" shall have the meaning set forth in
Section 3.2(a) hereof.

         (az) "Law" means any statute, law, rule, regulation, ordinance, order, decree or judgment of any Governmental Entity, including, without limitation, those covering environmental, energy, safety, health, transportation, telecommunications, recordkeeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

         (ba) "Liability" means, with respect to any party, except as otherwise expressly provided herein, any direct or indirect liability (whether absolute, accrued, contingent, reflected on a balance sheet (or in the notes thereto) or otherwise, and whether known or unknown), indebtedness, obligation, expense, claim, deficiency, guarantee or endorsement of or by any person (including, without limitation, those arising under any Law or Action or under any award of any court, tribunal or arbitrator of any kind, and those arising under any contract, commitment or undertaking).

         (bb) "Merger" shall have the meaning set forth in the Merger Agreement.

         (bc) "Merger Agreement" shall have the meaning set forth in the recitals to this Agreement.

         (bd) "Net Asset Increase Adjustment" shall have the meaning set forth in Section 3.2(b) hereof.

         (be) "Notice Period" shall have the meaning set forth in Section 5.4(a) hereof.

         (bf) "Parent" shall have the meaning set forth in the preamble to this Agreement.

         (bg) "Parent Employee" shall have the meaning set forth in Section 8.6(a) hereof.

         (bh) "Parent Indemnified Parties" shall have the meaning set forth in
Section 5.2(a) hereof.

         (bi) "Person" or "person" means and includes any individual, partnership, joint venture, corporation, association, joint stock company, trust, unincorporated organization or similar entity and any Governmental Entity.

         (bj) "Plan" shall have the meaning set forth in Section 8.2(c) hereof.

         (bk) "Purchaser" shall have the meaning set forth in the recitals to this Agreement.

         (bl) "Retained Action" shall have the meaning set forth in Section 5.6 hereof.

         (bm) "Retained Business" means all businesses of the Company and the Retained Subsidiaries and all business included within the assets, or obligated by the liabilities, of the Company and the Retained Subsidiaries (each as described in the Company's Annual Report on Form 10-K for the year ended September 30, 1998), as conducted by the Company and such Subsidiaries as of the Effective Time and all former businesses of the Company and the Retained Subsidiaries; provided that the term "Retained Business" shall not include the A&S Business, the A&S Assets or the A&S Liabilities.

         (bn) "Retained Employees" shall mean all current and former officers and employees of the Company and its Subsidiaries, other than the A&S Employees.

         (bo) "Retained Subsidiaries" means all of the Subsidiaries of the Company, other than A&S.

         (bp) "SEC" means the U.S. Securities and Exchange Commission.

         (bq) "Securities Act" means the Securities Act of 1933, as amended.

         (br) "Split-Off" means the issuance of the shares of A&S Common Stock to holders of Company Common Stock and to holders of Stock Options in connection with the Merger pursuant to the provisions of the Merger Agreement.

         (bs) "Split-Off Conditions" means each of the conditions set forth in clauses (i) through (vi) of Section 10.1(a) hereof.

         (bt) "Stock Options" shall have the meaning set forth in the Merger Agreement.

         (bu) "Subsidiary" or "subsidiary" of any party means (i) a corporation, a majority of the voting or capital stock of which is as of the time in question directly or indirectly owned by such party and (ii) any other partnership, joint venture, association, joint stock company, trust, unincorporated organization or similar entity, in which such party, directly or indirectly, owns a majority of the equity interest thereof or has the power to elect or direct the election of a majority of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership).

         (bv) "Suit" shall have the meaning set forth in Section 11.11 hereof.

         (bw) "Tax Sharing Agreement" means the Tax Sharing Agreement, in the form of Exhibit B to the Merger Agreement, pursuant to which the Parent, the Company and A&S have provided for certain tax matters, including, without limitation, indemnification, allocation of tax benefits and filing of tax returns.

         (bx) "Transition Services" shall have the meaning set forth in Section
4.3 hereof.

         (by) "Transition Services Period" shall have the meaning set forth in
Section 4.3 hereof.

         (bz) "Transition Services Invoice" shall have the meaning set forth in
Section 4.3 hereof.

         (ca) "Transaction Suit" shall have the meaning set forth in Section 6.4 hereof.

         Section 1.2. REFERENCES TO TIME. All references in this Agreement to times of the day shall be to Eastern Standard Time.

                                   ARTICLE II
                            THE RELATED TRANSACTIONS
                            ------------------------

         Section 2.1. TRANSFER OF CERTAIN ASSETS AND LIABILITIES. Subject to the terms and conditions of this Agreement, at the Effective Time,

         (a) the Company shall transfer to A&S (and the Company shall cause each of its subsidiaries to transfer to A&S) all of their right, title and interest in and to the assets listed in Schedule 2.1(a) of the Disclosure Schedule; and

         (b) A&S shall assume and shall in due course pay, perform and discharge (or shall cause to be assumed and cause in due course to be paid, performed and discharged), the liabilities listed in Schedule 2.1(b) of the Disclosure Schedule.

         Section 2.2. METHODS OF TRANSFER AND ASSUMPTION. In connection with the transfers of assets other than capital stock and the assumption of any liabilities, the Company and A&S shall execute or cause to be executed by the appropriate entities any necessary Conveyance and Assumption Instruments in such forms as Parent, the Company and A&S shall reasonably agree.

         Section 2.3. COMPANY APPROVAL OF CERTAIN A&S ACTIONS. Unless otherwise provided in this Agreement, the Company shall cooperate with A&S in effecting, and if so requested by A&S, the Company shall cause Pac-Fab, Inc., a wholly-owned subsidiary of the Company and the sole stockholder of A&S, to ratify any actions that are reasonably necessary or desirable to be taken by A&S to effectuate the transactions contemplated by this Agreement, in a manner consistent with the terms of this Agreement, including, without limitation, adopting, preparing and implementing appropriate plans, agreements and arrangements for A&S Employees and A&S non-employee directors (including, without limitation, employee benefit plans, agreements and arrangements (with such changes thereto as the Board of Directors of the Company may approve in its reasonable discretion prior to the Effective Time)).


                                   ARTICLE III
                                  THE SPLIT-OFF
                                  -------------

         Section 3.1. COOPERATION AND ACTIONS PRIOR TO THE SPLIT-OFF. (a) As promptly as practicable after the date hereof and prior to the Effective Time:

                  (i) Subject to the provisions of paragraph (ii) below, the Company shall prepare the Company Proxy Statement (which shall set forth appropriate disclosure concerning A&S, the A&S Business, the Merger, the Split-Off and certain other matters) and A&S shall file with the SEC the Form S-1 (or such other form of registration statement determined by the Company to be appropriate to effect the registration of the A&S Common Stock). The Company and A&S shall use their respective reasonable efforts to cause the Form S-1 to be declared effective under the Securities Act, or if the Company shall determine that the registration of the A&S Shares may not be effected pursuant to a Form S-1, the Company and A&S shall use best efforts to cause the A&S Common Stock to be registered pursuant to the registration statement or form determined to be appropriate to effect such registration. As promptly as practicable following the effectiveness of the Form S-1 (or other registration statement, as the case may be), the Company shall mail the Company Proxy Statement to the holders of the Company Common Stock.

                  (ii) The Company shall promptly provide to Parent copies of all filings made with the Commission in connection with the Split-Off, including, without limitation, the Form S-1 (or any registration statement referred to in Section 3.1(a) above) and any amendments thereto, all comments made by the Commission with respect to such filings and all Company responses to such Commission comments. Prior to making such filings with the Commission or entering into any other agreement with A&S other than this Agreement, the Company shall consult with Parent with respect to such filings and other agreements and provide Parent with a reasonable opportunity to comment on such filings and other agreements.

                  (iii) The Company and A&S shall cooperate in preparing, filing with the SEC and causing to become effective any registration statements or amendments thereto which are appropriate to reflect the establishment of, or amendments to, any employee benefit and other plans contemplated by this Agreement.

                  (iv) The Company and A&S shall take all such action as may be necessary or appropriate under state securities or "Blue Sky" Laws in connection with the transactions contemplated by this Agreement.

                  (v) The Company and A&S shall prepare, and A&S shall file and seek to make effective, an application to permit listing of the A&S Common Stock either on a national securities exchange or national market system as may be selected by A&S in its sole discretion (to the extent permitted pursuant to the listing requirements of such exchange or national market system).

                  (vi) In addition to the actions specifically provided for elsewhere in this Agreement and except as otherwise expressly set forth in this Agreement, each of the parties hereto shall use its respective best efforts to take, or cause to be taken, all actions, and, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws and agreements to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing sentence, each of the parties hereto shall use its respective best efforts to ensure that the conditions set forth in Article X hereof are satisfied (insofar as such matters are within the control of such party). Notwithstanding any other provisions set forth in this Agreement, neither the Company, nor A&S nor any of their respective Affiliates shall, without first obtaining the prior written consent of the Parent, take or commit to take any action, in connection with obtaining any consent, waiver or approval or effecting any of the transactions contemplated in connection with the Split-Off or otherwise, (i) except as otherwise expressly provided in this Agreement, that would result in the payment of any funds (other than normal and usual filing fees) or the incurrence of any liability by the Company or any Retained Subsidiary, (ii) that would result in the divestiture or holding separate of any assets, businesses or operations of the Company or any of the Retained Subsidiaries, (iii) that might materially limit or impair Parent's or the Company's or any Retained Subsidiary's freedom of action with respect to, or its ability to retain or exercise control over, any assets, businesses or operations of the Company or any Retained Subsidiaries (other than any limitations or restrictions expressly set forth in the Merger Agreement, the Tax Sharing Agreement or any other agreement to be entered into pursuant to this Agreement or the Merger Agreement), or (iv) that might otherwise adversely affect Parent.

         (b) Prior to the Effective Time, the Company and A&S may elect to form a holding company for the ownership of the A&S Common Stock. In such event, (i) the Company shall transfer the shares of A&S Common Stock to the holding company and shares of common stock of the holding company will be issued in substitution of the A&S Common Shares in the Split-Off and (ii) the benefits and obligations from the transactions contemplated by this Transition Agreement shall inure to and be binding upon the holding company; provided that A&S shall not be released from its obligations hereunder.

         Section 3.2. NET ASSET ADJUSTMENT.

         (a) A&S, in consultation with Parent and the Company, shall prepare and deliver to Parent within 15 days prior to the Closing Date and no later than July 31, 1999, a balance sheet ("Interim Balance Sheet") of A&S as of June 30, 1999 ("Cut-Off Date"), together with a calculation of the amount of any adjustment determined under Section 3.2(b) (the "Adjustment Calculation"). A&S shall prepare the Interim Balance Sheet in accordance with generally accepted accounting principles applied on a consistent basis with the accounting principles applied by A&S in preparation of its year-end 1998 financial statements. Representatives of Parent's accountants shall be entitled to review, following execution of mutually agreed upon confidentiality agreements, the work papers, schedules, memoranda and other documents used in the preparation by A&S of the Interim Balance Sheet and the Adjustment Calculation.

         (b) If the value of the A&S Net Assets, as determined in the Interim Balance Sheet, shall be greater than $40,836,000, the Company Dividend (as defined in Section 4.1 below) shall be increased by an amount equal to the difference between such amounts ("Net Asset Increase Adjustment"). In addition, if Parent, based on its representatives' review of the Interim Balance Sheet and Adjustment Calculation, determines that A&S's payment of accounts payable was not conducted in compliance with Section 6.5 such that the value of A&S Net Assets (determined assuming compliance with Section 6.5) differs from the value of A&S Net Assets as reflected in the Interim Balance Sheet, then the parties shall mutually agree upon an equitable adjustment to the calculation of the value of A&S Net Assets for purposes of this Section 3.2(b).

         Section 3.3. ACTIONS OF A&S PRIOR TO THE CUT-OFF DATE. By the
Cut-Off Date or as soon as practicable thereafter, A&S shall have obtained financing upon terms and in such amount reasonably acceptable to A&S to allow A&S to carryout the transactions contemplated by this Agreement, including the payment of the Company Dividend prior to the Closing Date (as provided in Section 4.1 below), and to conduct its business in the ordinary course after the Cut-Off Date. In connection with A&S's obligation to obtain the financing described in the preceding sentence and in particular financing between the Cut-Off Date and the Closing Date, the Company agrees to take such action, including issuing an interim guaranty for such financing, as is necessary to enable A&S to obtain such financing on terms and a rate substantially similar to financing then available to the Company for the period ending on the Closing Date, with the understanding that any such interim guaranty would expire at Closing.

         Section 3.4. POST-CUT-OFF DATE OPERATIONS OF A&S. Effective as of the Cut-Off Date, A&S shall operate its business as a stand alone entity (i) entitled to all income realized after the Cut-Off Date and (ii) as provided in the Tax Sharing Agreement, responsible for all taxes on income realized from the activities or operations of A&S after the Cut-Off Date and entitled to any tax benefits attributable to any losses or other tax attributes resulting from the activities or operations of A&S after the Cut-Off Date.

         Section 3.5. THE SPLIT-OFF. The Split-Off shall be effected pursuant to the provisions of Article III of the Merger Agreement; provided, however that such Split-Off shall be conditioned on the satisfaction (or waiver, to the extent expressly permitted by the provisions of Section 10.1 hereof) of each of the Split-Off Conditions. All shares of A&S Common Stock issued in the Split-Off shall be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.

         Section 3.6. TERMINATION OF CERTAIN CLAIMS. Following the Effective Time, A&S shall have no claims against the Company, any Retained Subsidiary or any Affiliate of either based on any breach by the Company, any Retained Subsidiary or any of their respective Affiliates of any obligations under this Agreement that occurred on or prior to the Effective Time, all of such claims being hereby irrevocably waived and terminated as of the Effective Time; provided that the foregoing shall not limit the Company's liability for any breach by the Company or any Retained Subsidiary of any of their respective obligations under this Agreement that occurs following the Effective Time.

         Section 3.7. POST-CLOSING PROCEDURES. After the Closing, Parent shall have the right to cause its independent auditors to conduct, at its sole expense, a roll-back audit of A&S's year-end audited financial statements to determine the accuracy of the balance sheet of A&S as of the Closing Date (the "Closing Balance Sheet"). Such audit will be conducted in accordance with procedures to be mutually agreed upon by the auditors of A&S and Parent to verify the appropriateness at, or as of the Cut-Off Date, of (i) the classification of assets and non-interest bearing liabilities between A&S and the Company, (ii) the application of funds by A&S prior to the Cut-Off Date, or
(iii) tax allocations and other accruals. In conducting such activities, Parent shall be given the opportunity to discuss A&S's year-end audit with A&S's auditors and review work papers prepared by A&S's auditors in connection with the preparation of A&S's year-end audited financial statements. If Parent's independent auditors determine that inaccuracies existed in the Closing Balance Sheet, then adjustments shall be made to the calculations, allocations and payments made in connection with the transactions contemplated by this Agreement. If Parent and A&S fail to agree on the resolution of any of the matters in this Section 3.7, then such matter shall be referred to the Accountant (as defined in Section 1(b) of the Tax Sharing Agreement) for a binding determination. Parent and A&S shall deliver to the Accountant copies of any schedules or documentation that may be reasonably required by the Accountant to make its determination. Parent and A&S shall be entitled to make presentations to the Accountant in connection therewith. Parent and A&S shall use all reasonable efforts to cause the Accountant to promptly complete such determination.


                                   ARTICLE IV
                   INTERCOMPANY TRANSACTIONS AND RELATIONSHIPS
                   -------------------------------------------

         Section 4.1. CASH DIVIDEND.

         (a) DECLARATION; AMOUNT. After June 30, 1999 and prior to the Effective Time, A&S shall declare a cash dividend (the "Company Dividend") payable to the Company in an amount equal to $17,000,000 plus any Net Asset Increase Adjustment (as determined pursuant to Section 3.2(b)) and minus the amount by which the Net Tax Benefit (as defined in Section 4(b) of the Tax Sharing Agreement) exceeds $4,200,000 (such excess to be referred to herein as the "Excess Net Tax Benefit").

         (b) DISTRIBUTION.

                  (i) Immediately prior to the Effective Time, A&S shall distribute the Company Dividend in the following manner: (1) by distributing an amount (the "Initial Distribution") calculated in accordance with the formula described in Section 4.1(a), and, for purposes of that calculation, by computing an estimated Excess Net Tax Benefit using as the value of the A&S Common Stock the Pre-Closing A&S Trading Value (as defined in Section 4.1(d)(i) below) two (2) days prior to the Closing Date; (2) by making the distribution referred in clause (1) above subject to an obligation by the Company to return to A&S such part of the Initial Distribution as may exceed an amount equal to the Company Dividend as computed using the Closing A&S Trading Value (as defined in Section 4.1(d)(ii) below); and (3) by distributing to the Company a right to receive an additional distribution from A&S, as soon as possible after the Closing Date, to the extent that the Company Dividend computed using the Closing A&S Trading Value, exceeds the amount of the Initial Distribution.

                  (ii) Pursuant to the obligation referred to in Section 4.1(b)(i)(2) above or the right referred to in Section 4.1(b)(i)(3) above, as the case may be, the Company shall return to A&S a portion of the Initial Distribution, or A&S shall make an additional distribution to the Company, such that the Initial Distribution as adjusted by this paragraph equals the amount of the Company Dividend computed using the Closing A&S Trading Value. Such amount shall be paid under this Section
         4.1 as soon as practicable following the Closing Date.

         (c) EFFECT. Upon payment of the Initial Distribution, any remaining intercompany liabilities of A&S other than liabilities incurred in connection with the purchase of swimming pool equipment from the Company and its Subsidiaries shall be converted, and classified as a contribution, to the capital of A&S and thereafter, A&S shall have no further obligation with regard to such liabilities.

         (d) DEFINITIONS. As used in this Section 4.1, the capitalized terms used herein and not otherwise defined have the following meanings:

                  (i) "Pre-Closing A&S Trading Value" shall mean the excess of the high and low trading prices of Company Common Stock over $19.09.

                  (ii) "Closing A&S Trading Value" shall mean the value determined pursuant to the provisions of Section 5 of the Tax Sharing Agreement.

         Section 4.2. INTERCOMPANY ACCOUNTS. Following the date hereof, (i) no transactions related to intercompany receivables, payables, loans, cash overdrafts and other accounts in existence as of the date of this Agreement between A&S, on the one hand, and the Company or any Retained Subsidiary, on the other hand, shall be entered into except in the ordinary course of business and in a manner consistent with past practice, and (ii) except with the prior written consent of the Parent or for Intercompany Agreements which are on their terms and conditions entered into in the ordinary course of business and in a manner consistent with past practices, neither the Company, any Retained Subsidiary or A&S shall enter into any Intercompany Agreement following the date hereof and prior to the Effective Time.

         Section 4.3. TRANSITION SERVICES.

         (a) Following the Effective Time and ending on the one (1) year anniversary of the Effective Time (such period, the "Transition Services Period"), the Company shall provide, or make available, to A&S, at such times and in such amounts as may be reasonably requested by A&S, the following services (the "Transition Services") and A&S will pay for such Transition Services on a cost basis as agreed to by the parties:

                  (i) tax preparation and filing services, including the services of Robert Brunozzi, the Company's current Director of Taxes; provided such director is employed by the Parent at the time such services are requested by A&S;

                  (ii) legal services, to be provided by the Company's general counsel, Kevan Langner; provided such counsel is employed by the Parent or the Company at the time such services are requested by A&S;

                  (iii) information and technology support services of the types set forth in Schedule 4.3 of the Disclosure Schedule; and

                  (iv) such other additional services as may be reasonably requested by A&S; provided that the scope of any services, as well as the time and the manner in which such services are to be provided, shall be mutually agreeable between the parties.

         Following the end of the calendar month in which any such Transition Services are performed, the Company shall provide to A&S an invoice (the "Transition Services Invoice") setting forth in summary detail the Transition Services which were provided during such calendar month and the appropriate cost thereof. A&S shall pay to the Company in immediately available funds, in a reasonably prompt manner following the delivery by the Company of a Transition

Services Invoice, the amounts due with respect to the Transition Services reflected on such Transition Services Invoice. Notwithstanding anything herein to the contrary, neither Parent nor the Company shall have any liability whatsoever to A&S or A&S's Affiliates or any third party for any loss, liability, damage, cost or deficiency suffered by any such person resulting from, caused by or arising out of the Company's performance of the Transition Services.

         (b) In addition to the Transition Services to be provided by the Company, for a period of two (2) months following the Effective Time A&S shall be entitled to occupy and use without charge such office space at 220 Park Drive, Chardon, Ohio 44024 reasonably designated by A&S to be necessary to enable A&S to continue to run its current operations at such location.


                                    ARTICLE V
                          SURVIVAL AND INDEMNIFICATION
                          ----------------------------

         Section 5.1. SURVIVAL OF AGREEMENTS. The obligations under this Article V of A&S, on the one hand, and the Company and the Retained Subsidiaries, on the other hand, shall survive the sale or other transfer by it of any assets or businesses or the assignment by it of any Liabilities. To the extent that A&S transfers directly or indirectly to any other person all or substantially all of the A&S Assets or the A&S Business, A&S will cause the transferee of such A&S Assets or A&S Business to assume specifically its obligations under this Agreement with respect thereto and will cause such transferee to fulfill its obligations related to the A&S Liabilities. Such assumption will not relieve A&S of its obligations in respect thereof. To the extent that the Company or any of the Retained Subsidiaries transfers directly or indirectly to any other person all or substantially all of the Retained Business, the Company will cause the transferee of such Retained Business to assume specifically its obligations under this Agreement with respect thereto and will cause such transferee to fulfill its obligations related to the Retained Liabilities. Such assumption will not relieve the Company of its obligations in respect thereof. A&S, on the one hand, and the Company, on the other hand, agree that such transferee may exercise all of A&S's or the Company's rights hereunder, as the case may be, with respect to such Assets or businesses.

         Section 5.2. INDEMNIFICATION BY A&S.

         (a) In addition to any indemnification required by Articles VI and VIII hereof, subject to the terms and conditions set forth in this Agreement, from and after the Effective Time, A&S shall indemnify, defend and hold harmless the Company, each Retained Subsidiary, the Purchaser and Parent and each of their respective directors, officers, employees, representatives, advisors, agents and Affiliates (collectively, the "Parent Indemnified Parties") from, against and in respect of any and all Indemnifiable Losses of the Parent Indemnified Parties arising out of, relating to or resulting from, directly or indirectly, (i) any misrepresentation or breach of any warranty in this Agreement made by A&S or, on or prior to the Effective Time, made by the Company, (ii) any breach of any agreement or covenant under this Agreement by A&S or, on or prior to the Effective Time, by the Company, (iii) any and all A&S Liabilities, (iv) the conduct of the A&S Business or any part thereof on or following the Effective Time, (v) any transfer of A&S Assets to, or assumption of A&S Liabilities by, A&S in accordance with this Agreement or otherwise in connection with the Split-Off (other than any costs and expenses which have been expressly assumed by the Company pursuant to the provisions of this Agreement), (vi) any Indemnifiable Loss resulting from any claims that any statements or omissions relating to or describing, directly or indirectly, A&S, the A&S Business, any A&S Asset or any A&S Liability, and which occur on or prior to the Effective Time in the Company Proxy Statement or the Form S-1 (in each case other than with respect to any statements or omissions made in reliance upon and in conformity with information furnished in writing by Parent, the Purchaser or their Affiliates, representatives or advisors and other than any statements or omissions which relate solely to the Merger Agreement and this Agreement and the transactions contemplated thereby and hereby), which are false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (vii) any Indemnifiable Loss arising out of or relating to Transaction Suits resulting from, directly or indirectly, (a) any statement or omission on the part of A&S or any of their Affiliates in the documents referred to in Section 5.2(a)(vi) above, (b) the A&S Business, A&S Assets and A&S Liabilities or (c) any holder of Company Common Stock exercising appraisal rights under the Ohio General Corporation Law with respect to the value of the Split-Off Consideration (as defined in the Merger Agreement) and (viii) any Indemnifiable Loss resulting from actions the Company or Pac-Fab, Inc. take pursuant to Section 2.3 hereof.

         (b) Notwithstanding A&S's obligations to indemnify Parent Indemnified Parties pursuant to Section 5.2(a) hereof, A&S shall be obligated to indemnify the Parent Indemnified Parties only for those Indemnifiable Losses under clause
(i) of Section 5.2(a) hereof as to which the Parent Indemnified Parties have given A&S written notice thereof on or prior to the third anniversary of the Effective Time and under clause (vi) of Section 5.2(a) hereof as to which the Parent Indemnified Parties have given A&S written notice thereof on or prior to the expiration of any applicable statute of limitations period (it being understood that there shall be no corresponding time limitation with respect to any Indemnifiable Losses arising under clauses (ii), (iii), (iv), (v), (vii) or
(viii) of Section 5.2(a) hereof). Notwithstanding the foregoing, if on or before the expiration of such indemnification period any Parent Indemnified Party has given notice to A&S pursuant to Section 5.4 hereof of any matter which would be the basis for a claim of indemnification by such Parent Indemnified Party pursuant to Section 5.2(a), such Parent Indemnified Party shall have the right after the expiration of such indemnification period to assert or to continue to assert such claim and to be indemnified with respect thereto.

         Section 5.3. INDEMNIFICATION BY THE COMPANY.

         (a) In addition to any indemnification required by Articles VI and VIII hereof, subject to the terms and conditions set forth in this Agreement, from and after the Effective Time, the Company shall indemnify, defend and hold harmless A&S and each of their respective directors, officers, employees, representatives, advisors, agents and Affiliates (collectively, the "A&S Indemnified Parties") from, against and in respect of any and all Indemnifiable Losses of the A&S Indemnified Parties arising out of, relating to or resulting from, directly or indirectly, (i) any breach of any agreement or covenant under this Agreement by Parent or Purchaser or, following the Effective Time, by the Company, (ii) the conduct of the Retained Business or any part thereof on, prior to or following the Effective Time, and (iii) any Indemnifiable Loss resulting from any claims that any statements or omissions relating to or describing, directly or indirectly, Parent or the Purchaser, and which occur on or prior to the Effective Time in the Company Proxy Statement or the Form S-1 (in each case only to the extent of any statements or omissions made in reliance upon and in conformity with information furnished in writing by Parent, the Purchaser or their Affiliates, representatives or advisors), which are false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing and anything to the contrary in this Agreement or any other agreement to be entered into pursuant to this Agreement, the Company shall not be required to indemnify, defend and hold harmless any A&S Indemnified Party from and against any Indemnifiable Loss resulting from any claims that the statements included in the Company Proxy Statement and the Form S-1 (in each case other than statements or omissions made in reliance upon and in conformity with information furnished in writing by Parent, the Purchaser or their Affiliates, representatives or advisors expressly for use therein) are false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) Notwithstanding the Company's obligations to indemnify the A&S Indemnified Parties pursuant to Section 5.3(a) hereof, the Company shall be obligated to indemnify the A&S Indemnified Parties only for those Indemnifiable Losses under clause (iii) of Section 5.3(a) hereof as to which the A&S Indemnified Parties have given the Company written notice thereof on or prior to the expiration of any applicable statute of limitations period (it being understood that there shall be no corresponding time limitation with respect to any Indemnifiable Losses arising under clause (i) or (ii) of Section 5.3(a) hereof). Notwithstanding the foregoing, if on or before the expiration of such indemnification period any A&S Indemnified Party has given notice to the Company pursuant to Section 5.4 hereof of any matter which would be the basis for a claim of indemnification by such A&S Indemnified Party pursuant to Section 5.3(a), such A&S Indemnified Party shall have the right after the expiration of such indemnification period to assert or to continue to assert such claim and to be indemnified with respect thereto.

         Section 5.4. PROCEDURE FOR INDEMNIFICATION. All claims for indemnification under this Article V shall be asserted and resolved as follows:

         (a) In the event that any claim or demand, or other circumstance or state of facts which could give rise to any claim or demand, for which an Indemnifying Party may be liable to an Indemnified Party hereunder is asserted against or sought to be collected by a third party (an "Asserted Liability"), the Indemnified Party shall promptly notify the Indemnifying Party in writing of such Asserted Liability, specifying the nature of such Asserted Liability and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the "Claim Notice"); provided that no delay on the part of the Indemnified Party in giving any such Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is materially prejudiced by such delay. The Indemnifying Party shall have twenty (20) days (or less if the nature of the Asserted Liability requires) from its receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party's sole cost and expense and by counsel of its own choosing, which shall be reasonably satisfactory to the Indemnified Party, to defend against such Asserted Liability; provided that if, under applicable standards of professional conduct a conflict on any significant issue between the Indemnifying Party and any Indemnified Party exists in respect of such Asserted Liability, then the Indemnifying Party shall reimburse the Indemnified Party for the reasonable fees and expenses of one additional counsel to be retained in order to resolve such conflict, promptly upon presentation by the Indemnified Party of invoices or other documentation evidencing such amounts to be reimbursed. If the Indemnifying Party undertakes to defend against such Asserted Liability, the Indemnifying Party shall control the investigation, defense and settlement thereof; provided that (i) the Indemnifying Party shall use its reasonable efforts to defend and protect the interests of the Indemnified Party with respect to such Asserted Liability, (ii) the Indemnified Party, prior to or during the period in which the Indemnifying Party assumes control of such matter, may take such reasonable actions as the Indemnified Party deems necessary to preserve any and all rights with respect to such matter, without such actions being construed as a waiver of the Indemnified Party's rights to defense and indemnification pursuant to this Agreement, and
(iii) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, consent to any settlement which (A) imposes any Liabilities on the Indemnified Party (other than those Liabilities which the Indemnifying Party agrees to promptly pay or discharge), and (B) with respect to any non-monetary provision of such settlement, would be likely, in the Indemnified Party's reasonable judgment, to have an adverse effect on the business operations, assets, properties or prospects of Parent, the Company or the Retained Business (in the case of a Parent Indemnified Party), A&S or the A&S Business (in the case of an A&S Indemnified Party), or such Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to control, pay or settle any Asserted Liability which the Indemnifying Party shall have undertaken to defend so long as the Indemnified Party shall also waive any right to indemnification therefor by the Indemnifying Party. If the Indemnifying Party undertakes to defend against such Asserted Liability, the Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the investigation, defense and settlement thereof. If the Indemnified Party desires to participate in any such defense it may do so at its sole cost and expense. If the Indemnifying Party does not undertake within the Notice Period to defend against such Asserted Liability, then the Indemnifying Party shall have the right to participate in any such defense at its sole cost and expense, but the Indemnified Party shall control the investigation, defense and settlement thereof (provided that the Indemnified Party may not settle any such Asserted Liability without obtaining the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld by the Indemnifying Party; provided that in the event that the Indemnifying Party is in material breach at such time of the provisions of this Section 5.4, then the Indemnified Party shall not be obligated to obtain such prior written consent of the Indemnifying Party) at the reasonable cost and expense of the Indemnifying Party (which shall be paid by the Indemnifying Party promptly upon presentation by the Indemnified Party of invoices or other documentation evidencing the amounts to be indemnified). The Indemnified Party and the Indemnifying Party agree to make available to each other, their counsel and other representatives, all information and documents available to them which relate to such claim or demand (subject to the confidentiality provisions of Section 7.5 hereof); provided that no party hereto shall be obligated to disclose any information which would result in the waiver of any attorney-client, attorney work product or other similar privileges, if the disclosure of such information would be materially prejudicial to such disclosing party. The Indemnified Party and the Indemnifying Party and the Company and its employees also agree to render to each other such assistance and cooperation as may reasonably be required to ensure the proper and adequate defense of such claim or demand.

         (b) In the event that an Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party. The Indemnifying Party shall have twenty (20) days from the date such Claim Notice is delivered during which to notify the Indemnified Party in writing of any good faith objections it has to the Indemnified Party's Claim Notice or claims for indemnification, setting forth in reasonable detail each of the Indemnifying Party's objections thereto. If the Indemnifying Party does not deliver such written notice of objection within such 20-day period, the Indemnifying Party shall be deemed to have accepted responsibility for the prompt payment of the Indemnified Party's claims for indemnification, and shall have no further right to contest the validity of such indemnification claims. If the Indemnifying Party does deliver such written notice of objection within such 20-day period, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve any such dispute within thirty (30) days of the delivery by the Indemnifying Party of such written notice of objection. If the Indemnifying Party and the Indemnified Party are unable to resolve any such dispute within such 30-day period, then either the Indemnifying Party or the Indemnified Party shall be free to pursue any remedies which may be available to such party under applicable Law.

         Section 5.5. MISCELLANEOUS INDEMNIFICATION PROVISIONS.

         (a) The Indemnifying Party agrees to indemnify any successors of the Indemnified Party to the same extent and in the same manner and on the same terms and conditions as the Indemnified Party is indemnified by the Indemnifying Party under this Article V. In the event that any claim for indemnification under either Articles V, VI or VIII hereof meets the criteria of more than one of the types of claims for which indemnification is provided for under such provisions, the Indemnified Party, in its sole discretion, shall classify such claim and only be required to include such claim, and the recoveries for indemnification therefrom, in one of such categories. No investigation made by any party hereto shall affect any representation or warranty of the other parties hereto contained in this Agreement, the Disclosure Schedule or any certificate, document or other instrument delivered in connection herewith. The consummation by Parent of the Merger pursuant to the terms and conditions of the Merger Agreement, either with or without knowledge of a breach of warranty or covenant or misrepresentation by any party hereto, shall not constitute a waiver of any claim by any Parent Indemnified Party for Indemnifiable Losses with respect to such breach or misrepresentation. In determining the amount of Indemnifiable Losses to which a Parent Indemnified Party or A&S Indemnified Party (as the case may be) is entitled to indemnification hereunder, an arbitration panel, court or tribunal may take into consideration, where appropriate and without duplication, any diminution in the aggregate value of the Retained Business or the A&S Business (as the case may be). Notwithstanding anything to the contrary contained in this Agreement, the assignment of any party's rights hereunder to any other person or entity shall not limit, affect or prejudice the ability of the assigning party to continue to enforce any rights of indemnification hereunder or other rights hereunder in accordance with the terms and conditions of this Agreement.

         (b) In determining the amount of any indemnity payable under this
Article V, such amount shall be reduced by (x) any related tax benefits if and when actually realized or received (but only after taking into account any tax benefits (including, without limitation, any net operating losses or other deductions) to which the Indemnified Party would be entitled without regard to such item), except to the extent such recovery has already been taken into account in determining the amount of any indemnity payable under Articles V, VI or VIII hereof, and (y) any insurance recovery if and when actually realized or received, in each case in respect of such Asserted Liability. Any such recovery shall be promptly repaid by the Indemnified Party to the Indemnifying Party following the time at which such recovery is realized or received pursuant to the previous sentence, minus all reasonably allocable costs, charges and expenses incurred by the Indemnified Party in obtaining such recovery. Notwithstanding the foregoing, if (x) the amount of Indemnifiable Losses for which the Indemnifying Party is obligated to indemnify the Indemnified Party is reduced by any tax benefit or insurance recovery in accordance with the provisions of the previous sentence, and (y) the Indemnified Party subsequently is required to repay the amount of any such tax benefit or insurance recovery or such tax benefit or insurance recovery is disallowed, then the obligation of the Indemnifying Party to indemnify with respect to such amounts shall be reinstated immediately and such amounts shall be paid promptly to the Indemnified Party in accordance with the provisions of this Agreement.

         (c) In the event that a dispute between any Indemnifying Party and any Indemnified Party concerning the existence of a right or obligation to indemnity under this Agreement is determined by any arbitration panel or any court or tribunal, the reasonable fees and expenses of the attorneys for the party which is principally prevailing in such action shall be paid by the party which is not principally prevailing in such action.

         (d) All amounts owing under this Article V shall bear interest at a fluctuating rate of interest equal to the rate of interest from time to time announced by KeyBank, N.A. in Cleveland, Ohio as its prime lending rate, computed from the time such damage, cost or expense was incurred or suffered to the date of payment therefor.

         (e) The remedies provided by this Article V shall be the parties' sole and exclusive remedies for the recovery of any Indemnifiable Losses resulting from, arising out of or related to misrepresentations, breaches of warranties, and non-fulfillment of obligations under this Agreement, except those arising from, arising out of or related to fraud; provided that the provisions of this
Section 5.5(e) shall not limit the ability of any party to seek injunctive or similar relief pursuant to Section 11.12 hereof.

         Section 5.6. PENDING LITIGATION. Following the Effective Time, (a) A&S shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all pending Actions relating primarily to the A&S Business, the A&S Assets or the A&S Liabilities (each, an "A&S Action"), and may settle or compromise, or consent to the entry of any judgment with respect to, any such Action without the consent of the Company, and (b) the Company shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all pending Actions relating primarily to the Retained Business (each, a "Retained Action"), and may settle or compromise, or consent to the entry of any judgment with respect to, any such Action without the consent of A&S; provided that if both the Company and A&S are named as parties to any A&S Action or Retained Action, neither the Company nor A&S (nor any of their respective Subsidiaries) may settle or compromise, or consent to the entry of any judgment with respect to, any such Action without the prior written consent of the other party (which consent may not be unreasonably withheld) if such settlement, compromise or consent to such judgment includes any form of injunctive relief binding upon such other party. A&S shall indemnify, defend and hold harmless each of the Parent Indemnified Parties, and the Company shall indemnify and hold harmless each of the A&S Indemnified Parties, in the manner provided in this Article V, from and against all Indemnifiable Losses arising out of or resulting from each such Action over which such Indemnifying Party has authority and control pursuant to this Section 5.6.

         Section 5.7. CONSTRUCTION OF AGREEMENTS. Notwithstanding any other provision in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Article V and the provisions of any other part of this Agreement or any exhibit or schedule hereto, the provisions of this Article V shall control, and in the event and to the extent that there shall be a conflict between the provisions of this Agreement (including, without limitation, the provisions of this Article V) and the provisions of the Tax Sharing Agreement, the provisions of the Tax Sharing Agreement shall control.


                                   ARTICLE VI
                           CERTAIN ADDITIONAL MATTERS
                           --------------------------

         Section 6.1. REPRESENTATIONS OR WARRANTIES; DISCLAIMERS.

         (a) It is the explicit intent of each party hereto that no party to this Agreement or to the Merger Agreement is making any representation or warranty whatsoever, express or implied, in this Agreement or in any other agreement contemplated hereby, except those representations and warranties expressly set forth in this Agreement. Each of the parties hereto agrees, to the fullest extent permitted by Law, that none of them nor any of their Affiliates, agents or representatives shall have any liability or responsibility whatsoever to any such other party hereto or such other party's Affiliates, agents or representatives on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to any such other party or such other party's Affiliates, agents or representatives (or any omissions therefrom), including, without limitation, in respect of the specific representations and warranties set forth in this Agreement and the Merger Agreement and the covenants and agreements set forth in the Merger Agreement, except (i) as and only to the extent expressly set forth in the indemnification provisions of Article V hereof and as otherwise expressly set forth herein (subject to the limitations and restrictions contained herein), and (ii) with respect to breaches of the covenants and agreements set forth in this Agreement.

         (b) Without limiting the generality of the foregoing, it is understood and agreed (a) that neither Parent, the Company nor any of the Retained Subsidiaries is, in this Agreement or in any other agreement or document contemplated by this Agreement, representing or warranting in any way as to the value or freedom from encumbrance of, or any other matter concerning, any A&S Assets, (b) that the A&S Assets are being transferred "as is, where is" and (c) that, subject to the obligations of the Company set forth in Section 6.2 hereof, A&S shall bear the risk that any conveyances of the A&S Assets might be insufficient. Similarly, it is understood and agreed that neither Parent, the Company nor any of the Retained Subsidiaries is, in this Agreement or in any other agreement or document contemplated by this Agreement, representing or warranting to A&S or any A&S Indemnified Party in any way that the obtaining of the consents and approvals, the execution and delivery of any amendatory agreements and the making of the filings and applications contemplated by this Agreement shall satisfy the provisions of any or all applicable agreements or the requirements of all applicable Laws or judgments.

         (c) A&S represents and warrants to the Company that (i) since December 31, 1998, the A&S Business has been conducted in the ordinary course of business consistent with past practice; (ii) neither the Company nor any of the Retained Subsidiaries will, after giving effect to the Split-Off, be liable directly or indirectly, as borrower, surety, guarantor, indemnitor or otherwise, with respect to any of the A&S Liabilities; (iii) except as set forth in Schedule 6.1(c)(iii) of the Disclosure Schedule, there are no Intercompany Agreements in effect as of the date hereof; (iv) there are no A&S Assets which have been used within the Retained Business since December 31, 1998, other than those A&S Assets which are listed on Schedule 6.1(c)(iv) of the Disclosure Schedule; (v) except as set forth in Schedule 6.1(c)(v) of the Disclosure Schedule, A&S shall not immediately after giving effect to the Split-Off, own, hold or lease, in whole or in part, any of the assets, properties, licenses and rights which are reasonably necessary to carry on the Retained Business as presently conducted; and (vi) except as set forth in Schedule 6.1(c)(vi) of the Disclosure Schedule or as provided in Section 4.2, since December 31, 1998, no other intercompany transfers, dividends or payments have taken, or will take, place outside the ordinary course of business between A&S, on the one hand, and the Company or any Retained Subsidiary, on the other hand.

         Section 6.2. FURTHER ASSURANCES; SUBSEQUENT TRANSFERS. Each of the parties hereto will execute and deliver such further instruments of transfer and distribution and will take such other actions as any party hereto may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof.

         Section 6.3. USE OF NAMES. Following the Effective Time, A&S shall have the sole and exclusive ownership of and right to use, as between the Company and each of the Retained Subsidiaries, on the one hand, and A&S, on the other hand, the "Anthony & Sylvan Pools Corporation" name and each of the names used (or formerly used) in the A&S Business (the "A&S Names"), and each of the trade marks, trade names, service marks and other proprietary rights exclusively related to such A&S Names (the "A&S Proprietary Name Rights") and any trade marks, trade names, service marks or other proprietary rights mutually agreed among the Parties prior to the Effective Time. Following the Effective Time, the Company and each of the Retained Subsidiaries shall have the sole and exclusive ownership of and right to use, as between A&S, on the one hand, and the Company and each of the Retained Subsidiaries, on the other hand, all names used (or formerly used) by the Company or any of the Retained Subsidiaries as of such date other than the A&S Names (the "Company Names"), and all other trade marks, trade names, service marks and other proprietary rights owned or used by the Company or any of the Retained Subsidiaries as of such date other than the A&S Proprietary Name Rights (the "Company Proprietary Name Rights"). Notwithstanding the foregoing, following the Effective Time, (x) the Company shall, and shall cause its Subsidiaries and other Affiliates to, take all action reasonably necessary to cease using, and change as soon as commercially practicable (including by amending any charter documents), any corporate or other names which are the same as or confusingly similar to any of the A&S Names or any of the A&S Proprietary Name Rights, and (y) A&S shall, and shall cause its Subsidiaries and other Affiliates to, take all action reasonably necessary to cease using, and change as soon as commercially practicable (including by amending any charter documents), any corporate or other names which are the same as or confusingly similar to any of the Company Names or any of the Company Proprietary Name Rights.

         Section 6.4. LITIGATION RELATING TO TRANSACTION.

         (a) Following the date hereof until the Effective Time, in the event that any Action is commenced against the Company or any of its Subsidiaries (including A&S) challenging either the Merger Agreement, this Agreement or the Tax Sharing Agreement or any of the transactions contemplated therein or herein (any such Action, a "Transaction Suit"), then the Company shall provide promptly to Parent copies of all material pleadings sent or received after the date hereof by the Company or its counsel with respect to any such Transaction Suits. Parent shall be entitled to participate in the defense of each Transaction Suit and to employ counsel at its own expense to assist in the handling of each such Transaction Suit. Neither the Company nor any of its Subsidiaries (including A&S) shall settle or compromise any Transaction Suit or consent to the entry of any judgment with respect to any such Transaction Suit, without the prior written consent of Parent (which consent shall not be unreasonably withheld).

         (b) Following the Effective Time, the Company shall provide promptly to A&S copies of all material pleadings sent or received after the Effective Time by the Company or its counsel with respect to any Transaction Suits to which A&S or any of its Affiliates is a party. A&S shall be entitled to participate in the defense of each Transaction Suit to which it or any of its Affiliates is a party, and to employ counsel at its own expense to assist in the handling of each such Transaction Suit. Following the Effective Time, neither the Parent nor the Company nor any of their respective Subsidiaries shall settle or compromise any Transaction Suit to which A&S or any of its Affiliates is a party or consent to the entry of any judgment with respect to any such Transaction Suit, without the prior written consent of A&S (which consent shall not be unreasonably withheld).

         Section 6.5. OPERATION PRIOR TO SPLIT-OFF. Prior to the Effective Time, A&S and Company agree to operate their respective businesses in the ordinary course of business and in a manner consistent with past practice. In addition, during the period prior to the Cut-Off Date, A&S shall (i) continue to sweep cash from its various accounts to the Company in the ordinary course of its business in a manner consistent with past practices and (ii) pay its accounts payable and take payment discounts on such accounts payable in the ordinary course of its business in a manner consistent with past practices.

         Section 6.6. RESTRICTIONS ON POST-SPLIT-OFF COMPETITIVE ACTIVITIES. As an inducement to the parties hereto to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the A&S Business and the Retained Business, Parent and the Company, on one hand, and A&S, on the other hand, hereby covenant and agree that for a period of three (3) years from the Effective Time, they will not, directly or indirectly: (i) enter, engage in, continue in or carry on (x) in the case of Parent and the Company, the swimming pool installation business, or (y) in the case of A&S, the business of manufacturing water pressure vessels or swimming pool and spa equipment, which as of the date of this Agreement are manufactured by the Company or any Retained Subsidiary; or (ii) engage in any practice the purpose of which is to evade the provisions of this covenant not to compete; provided, however, that the foregoing shall not prohibit the ownership of securities of corporations engaged in the prohibited businesses which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation. The parties agree that the geographic scope of this covenant not to compete shall extend throughout the world. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such excessively broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.


                                   ARTICLE VII
                       ACCESS TO INFORMATION AND SERVICES
                       ----------------------------------

         Section 7.1. PROVISION OF CORPORATE RECORDS. Except as provided in the following sentence, on or about the Effective Time, the Company shall deliver to A&S all corporate books and records, in its possession, (including all active agreements, active litigation files and government filings) which are corporate records of A&S, including, without limitation, original corporate minute books, stock ledgers and certificates and corporate seals of A&S. Notwithstanding the foregoing and subject to the confidentiality provisions of Section 7.5 hereof, the Company shall have the right to retain copies of any such documents which also relate to the Retained Business.

         Section 7.2. ACCESS TO INFORMATION. Subject to the confidentiality provisions of Section 7.5 hereof, from and after the Effective Time (i) A&S shall afford to the Company and its authorized accountants, counsel and other designated representatives reasonable access (including, without limitation, using reasonable efforts to give access to persons or firms possessing Information (as defined below)), subject to any access, disclosure, copying, time or other limitations imposed by applicable law or A&S, to all records, books, contracts, instruments, computer data and other data and information (collectively, "Information") within A&S's possession relating to the A&S Business, insofar as such access is reasonably required by the Company in connection with the operation of the Retained Business, and (ii) the Company shall afford to A&S and its authorized accountants, counsel and other designated representatives reasonable access (including, without limitation, using reasonable efforts to give access to persons or firms possessing Information), subject to any access, disclosure, copying, time or other limitations imposed by applicable law or the Company, to all Information within the Company's possession relating to the Retained Business, insofar as such access is reasonably required by A&S in connection with the operation of the A&S Business. Information may be requested under this Article VII for, without limitation, audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

         Section 7.3. PRODUCTION OF WITNESSES. From and after the Effective Time, each party shall use reasonable efforts to make available to the other party, upon written request, its officers, directors, employees and agents as witnesses to the extent that any such person may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved.

         Section 7.4. RETENTION OF RECORDS. Except as otherwise required by Law or agreed to in writing, A&S and the Company shall each retain, for a period of at least seven (7) years following the Effective Time, all significant Information relating to (i) in the case of the Company, the A&S Business and
(ii) in the case of A&S, the Retained Business. Notwithstanding the foregoing, either A&S or the Company may destroy or otherwise dispose of any of such Information at any time, provided that, prior to such destruction or disposal,
(a) A&S or the Company, as the case may be, shall provide no less than ninety
(90) or more than one hundred twenty (120) days' prior written notice to the other party, specifying the Information proposed to be destroyed or disposed of and (b) if the other party shall request in writing prior to the scheduled date for such destruction or disposal that any of the Information proposed to be destroyed or disposed of be delivered to the other party, A&S or the Company, as the case may be, shall promptly arrange for the delivery of such of the Information as was requested, at the expense of the requesting party.

         Section 7.5. CONFIDENTIALITY.

         (a) Each party shall hold, and shall cause its officers, employees, agents, consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the reasonable opinion of its counsel, by other requirements of Law, all confidential, proprietary or other non-public information or trade secrets concerning the other party (or such other party's business operations or the business operations of such other party's Affiliates) which is furnished it by such other party or its representatives (collectively, the "Confidential Information"). None of the parties hereto nor any of their respective Affiliates shall release or disclose to any other person or entity, any such Confidential Information (except, to the extent reasonably required, for disclosure to those of such party's auditors, attorneys and other representatives who agree to be bound by the provisions of this Section 7.5). Notwithstanding the foregoing, in the event any party hereto is requested to disclose any Confidential Information to any third party pursuant to any judicial or administrative process or, in the reasonable opinion of its counsel, any other requirements of Law, the party from whom such disclosure is sought shall (x) notify the other parties hereto as soon as reasonably practicable of such request for disclosure, (y) disclose only that portion of the Confidential Information which it reasonably believes, following the advice of counsel, is necessary in order to comply with such judicial or administrative process or other requirements of Law, and (z) cooperate with the other parties hereto in seeking to narrow the scope of any such third party request for disclosure).

         (b) Notwithstanding the foregoing, the term "Confidential Information" shall not include information (i) which is or becomes generally available to the public other than as a result of disclosure of such information by the disclosing party or any of its Affiliates or representatives, (ii) becomes available to the recipient of such information on a non-confidential basis from a source which is not, to the recipient's knowledge, bound by a confidentiality or other similar agreement, or by any other legal, contractual or fiduciary obligation which prohibits disclosure of such information to the other party hereto, or (iii) which can be demonstrated to have been developed independently by the representatives of such recipient which representatives have not had any access to any information which would otherwise be deemed to be "Confidential Information" pursuant to the provisions of this Section 7.5.


                                  ARTICLE VIII
                                EMPLOYEE MATTERS
                                ----------------

         Section 8.1. EMPLOYEES. Effective as of the Effective Time, all A&S Employees shall remain or become employees of A&S in the same capacities as then held by such employees (or in such other capacities as A&S shall determine in its sole discretion), and the employment of any A&S Employee by the Company or the Retained Subsidiaries shall cease.

         Section 8.2. EMPLOYEE BENEFITS.

         (a) A&S 401(k) PLAN. A&S maintains a defined contribution plan and trust intended to qualify under Sections 401(a), 401(k) and 501(a) of the Internal Revenue Code of 1986, as amended (the "A&S 401(k) Plan"), for the benefit of A&S Employees. A&S agrees to indemnify and hold harmless the Company, its officers, directors, employees, agents and affiliates from and against any and all Indemnifiable Losses arising out of or relating to the A&S 401(k) Plan, including all benefits accrued by A&S Employees thereunder prior to the Effective Time.

         (b) WELFARE BENEFIT PLANS. As of the Effective Time, A&S Employees shall cease to participate in the employee welfare benefit plans (as such term in defined in ERISA) maintained or sponsored by the Company (the "Company Welfare Plans") and shall commence to participate in welfare benefit plans of A&S (the "A&S Welfare Plans"). On and after the Effective Time, the Company shall only be responsible for any claims by A&S Employees for benefits relating to claims incurred prior to the Effective Time. The Company shall use its best efforts to ensure that, except as provided otherwise in the Merger Agreement or this Agreement, the consummation of the transactions contemplated by this Agreement shall not entitle any employee to severance benefits under any severance plan or arrangement of the Company or any of its Subsidiaries. Notwithstanding the foregoing, the Company agrees to permit A&S Employees (and their beneficiaries and dependents) to continue to participate from the Effective Time to and including December 31, 1999 in the Company's group medical plan maintained by the Company in which such persons were participating prior to the Effective Time. A&S agrees to be responsible for the actual costs incurred to provide such continuation of participation and coverage and will promptly reimburse the Company for any costs advanced by it.

         (c) DEFERRED COMPENSATION PLANS. A&S agrees to assume the Company's responsibilities under the Company's Deferred Compensation Plan ("Plan") with respect to those employees or directors identified on Schedule 8.2(c) of the Disclosure Schedule and to make all payments required under the terms of such Plan. In consideration for such assumption, the Company agrees to contribute to A&S, immediately prior to the Effective Time, an amount of money equal to the accrued liability of the Company under such Plan as of the Effective Time, reduced by the tax benefit that the Company would otherwise receive as a result of deducting such accrued liability. For purposes of this Agreement, such tax benefit will be deemed to equal 39% of such accrued liability.

         (d) CERTAIN LIABILITIES. The Company hereby agrees to indemnify A&S against, and agrees to hold it harmless from any and all Indemnifiable Losses incurred or suffered as a result of any claim by any Retained Employee which arises under federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1990, the Equal Pay Act, the Americans with Disabilities Act of 1990, ERISA and all other statutes regulating the terms and conditions of employment), regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and the Retained Employee, arising out of actions, events or omissions that occurred (or, in the case of omissions, failed to occur) prior to, or after, the Effective Time. A&S hereby agrees to indemnify the Company against and agrees to hold the Company harmless from any and all Indemnifiable Losses incurred or suffered as a result of any claim by any A&S Employee which arises under federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1990, the Equal Pay Act, the Americans with Disabilities Act of 1990, ERISA and all other statutes regulating the terms and conditions of employment), regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and/or A&S, on the one hand, and the A&S Employee, on the other hand, arising out of actions, events or omissions that occurred (or, in the case of omissions, failed to occur) prior to, or after, the Effective Time. The indemnification provided for in this Section 8.2 shall be subject to the terms and conditions of the indemnification provisions of Article V hereof.

         Section 8.3. OTHER LIABILITIES AND OBLIGATIONS. As of the Effective Time, with respect to claims relating to any employee liability or obligation not otherwise provided for in this Agreement or the Merger Agreement, including, without limitation, accrued holiday, vacation and sick day benefits, (a) the Company shall assume and be solely responsible for all liabilities and obligations whatsoever of both the Retained Business and the A&S Business for all such claims made by Retained Employees and (b) A&S shall assume and be solely responsible for all liabilities and obligations whatsoever of both the Retained Business and the A&S Business for all such claims made by all A&S Employees.

         Section 8.4. PRESERVATION OF RIGHTS TO AMEND OR TERMINATE PLANS. No provision of this Agreement, shall be construed as a limitation on the right of the Company or A&S to amend any plan or terminate its participation therein which the Company or A&S would otherwise have under the terms of such plan or otherwise, and no provision of this Agreement shall be construed to create a right in any employee or beneficiary of such employee under a plan that such employee or beneficiary would not otherwise have under the terms of such plan itself.

         Section 8.5. REIMBURSEMENT; INDEMNIFICATION. A&S and the Company acknowledge that the Company, on the one hand, and A&S, on the other hand, may incur costs and expenses (including, without limitation, contributions to plans and the payment of insurance premiums) pursuant to any of the employee benefit or compensation plans, programs or arrangements which are, as set forth in this Agreement, the responsibility of the other party. Accordingly, the Company and A&S agree to reimburse each other, as soon as practicable but in any event within thirty (30) days of receipt from the other party of appropriate verification, for all such costs and expenses reduced by the amount of any tax reduction or recovery of tax benefit realized by the Company or A&S, as the case may be, in respect of the corresponding payment made by it. All liabilities retained, assumed or indemnified by A&S pursuant to this Article VIII shall in each case be deemed to be liabilities of A&S, and all liabilities retained, assumed or indemnified by the Company pursuant to this Article VIII shall in each case be deemed to be liabilities of the Company, and, in each case, shall be subject to the indemnification provisions set forth in Article V hereof.

         Section 8.6. NONSOLICITATION OF EMPLOYEES. For a period ending two (2) years after the date of this Agreement,

         (a) A&S shall not, directly, or indirectly, (i) solicit or induce, or attempt to solicit or induce, any Retained Employee (other than a Retained Employee employed prior to the Effective Time at the Company's corporate level), any employee of the Company or any Retained Subsidiary hired after the date of this Agreement ("Company Subsequent Hire") or any employee of the Parent or its Subsidiaries ("Parent Employee") to leave the employ of the Company, the Parent or any of their Subsidiaries for any reason whatsoever, or (ii) hire any Retained Employee, any Company Subsequent Hire or Parent Employee; provided however, that the prohibition imposed by this subparagraph (ii) shall not apply to any person whose employment by the Company, Parent or any of their Subsidiaries is terminated by such entity; and

         (b) Neither the Company, Parent nor any of their respective Subsidiaries shall, directly or indirectly, (i) solicit or induce, or attempt to solicit or induce, any A&S Employee or any employee of A&S or any subsidiary thereof hired after the date of this Agreement ("A&S Subsequent Hire") to leave the employ of A&S or any subsidiary thereof for any reason whatsoever, or (ii) hire any A&S Employee or any A&S Subsequent Hire; provided however, that the prohibition imposed by this subparagraph (ii) shall not apply to any person whose employment by A&S or any subsidiary thereof is terminated by such entity.

         Section 8.7. ACTIONS BY A&S. Any action required to be taken under this
Article VIII may be taken by A&S, a Subsidiary of A&S or an entity formed pursuant to the provisions of Section 3.2(b).


                                   ARTICLE IX
                                    INSURANCE
                                    ---------

         Section 9.1. GENERAL. Except as otherwise agreed in writing between the parties, the Company shall maintain until the Effective Time all policies of liability, fire, extended coverage, fidelity, fiduciary, workers' compensation and other forms of insurance in effect as of the date hereof insuring the products, properties, assets and operations of A&S; provided, however, that coverage of the products, properties, assets and operation of A&S under such policies shall cease as of the Effective Time.

         Section 9.2. CERTAIN INSURED CLAIMS. The Company shall (a) use reasonable efforts, upon A&S's written request and at A&S's sole expense, to continue to maintain and renew for the benefit of A&S the insurance policies under the Casualty Program with respect to claims having an occurrence date (as the term "occurrence date" is customarily defined) prior to the Effective Time, relating to, or arising out of the conduct of, the A&S Business, and (b) use reasonable efforts and cooperate with A&S, upon A&S's written request and at A&S's sole expense, to obtain coverage, recoveries and other benefits under such policies for the benefit of A&S, including, without limitation, by filing and pursuing claims with respect to obtaining such coverage, recoveries and other benefits; provided that in no event shall the Company be obligated to litigate or pursue any other extra-contractual remedies against any insurer; provided further that all claims pursuant to this Section 9.2 shall be submitted, investigated, processed and paid in accordance with the claims handling procedures used by the Company and its Affiliates from time to time with respect to other like claims. The Company will reimburse A&S for any recovery obtained by it pursuant to such claims. The Company shall make available to A&S such of its employees as A&S may reasonably request as witnesses or deponents in connection with A&S's pursuit of claims.


                                    ARTICLE X
                            CONDITIONS; TERMINATION;
                            ------------------------
                               AMENDMENTS; WAIVERS
                               -------------------

         Section 10.1. CONDITIONS TO SPLIT-OFF.

         (a) The obligations of each of the Company and A&S to effect the Split-Off (other than those obligations which are normally expected to precede the Split-Off) shall be subject to the satisfaction of the following conditions:
(i) the Purchaser shall have notified the Company that it is prepared to immediately accept for payment shares of Company Common Stock pursuant to the terms and conditions of the Merger Agreement, (ii) the Form S-1 (or the registration statement referred to in Section 3.1(a) hereof) shall have been declared effective by the SEC, (iii) no Court Order or Law shall have been enacted, promulgated, issued or entered against any of the parties hereto which
(x) prohibits or materially restricts consummation of any of the transactions contemplated by this Agreement and (y) remains in effect as of the date on which the satisfaction of this condition is determined, (iv) the Company and the Retained Subsidiaries (other than A&S) shall have obtained all consents required to be obtained by the Company as a result of or in connection with the transactions contemplated by this Agreement in order to avoid a material default under any material contract or agreement to or by which the Company or any of their respective Subsidiaries is a party or may be bound, or otherwise necessary to permit the Company and each of the Retained Subsidiaries to conduct their business in a manner consistent with its past practices, (v) A&S shall have declared the Company Dividend and paid the Initial Distribution, and (vi) all consents and approvals of, and notices to and filings with, any Governmental Entity or any other person or entity arising out of or relating to the consummation of the transactions contemplated by this Agreement, shall have been obtained or made (as the case may be).

         (b) The parties hereto acknowledge and agree that (x) Parent may waive, on behalf of all parties hereto, the conditions set forth in clauses (iii), (iv) and (vi) of Section 10.1(a) above so long as (1) Parent reasonably believes that consummation of the Split-Off at such time will have no material adverse effect on A&S or the A&S Business and (2) Parent agrees to indemnify A&S pursuant to the provisions of Article V hereof with respect to any Indemnifiable Losses which result from any material adverse effect on A&S or the A&S Business which results directly from such waiver, and (y) the Company may not waive any of the conditions set forth in Sections 10.1(a)(i) through 10.1(a)(vi) above without first obtaining the prior written consent of Parent. The respective obligations of each party hereto to perform those of its obligations which are to be performed following consummation of the Split-Off, shall be conditioned on the consummation of the Split-Off in accordance with the provisions of this Agreement.

         Section 10.2. TERMINATION. This Agreement (i) may be terminated and the Split-Off abandoned at any time prior to the Effective Time by the mutual written agreement of each of the parties hereto or (ii) shall be terminated automatically and the Split-Off abandoned upon any termination of the Merger Agreement in accordance with the terms and conditions thereof. In the event that this Agreement shall be terminated pursuant to this Section 10.2, all obligations of the parties hereto under this Agreement shall terminate without further liability or obligation of any party hereto to the other parties hereto under this Agreement or otherwise, except (i) for any breach by such party of the terms and provisions of this Agreement prior to the date of such termination and (ii) as stated in Section 11.3 hereof.

         Section 10.3. AMENDMENTS; WAIVERS. This Agreement may be amended, modified or supplemented only by written agreement of each of the parties hereto. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument executed by such party. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, agreements or conditions contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by any party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.


                                   ARTICLE XI
                                  MISCELLANEOUS
                                  -------------

         Section 11.1. SURVIVAL OF INDEMNITIES; RELEASE. The representations and warranties made in Section 6.1 of this Agreement shall survive for a period of three years from the Effective Time, but shall not survive any termination of this Agreement; provided that claims with respect to breaches of covenants and agreements set forth in this Agreement shall survive for the applicable statute of limitations period. Except as otherwise expressly provided in this Agreement (including, without limitation, the indemnification provisions of Article V hereof), each of the parties (a) agrees that no claims or causes of action may be brought against the Company, A&S, Parent or the Purchaser or any of their Affiliates, agents or representatives based upon, directly or indirectly, any of the representations and warranties contained in this Agreement after three years following the Effective Time (other than causes of actions commenced after such three-year period to seek recourse for claims asserted during such three-year period that are not resolved by the parties), and (b) hereby waives and releases all other claims and causes of action, that may be asserted or brought against the Company, A&S, Parent or the Purchaser or any of their Affiliates, agents or representatives directly or indirectly based upon or arising under this Agreement or the Merger Agreement, or the transactions contemplated hereby or thereby. Notwithstanding the foregoing, this Section 11.1 shall not limit any covenant or agreement of the parties in this Agreement, the Merger Agreement or the Tax Sharing Agreement which contemplates performance after the Effective Time (including, without limitation, the covenants and agreements set forth in Sections 2.1(b) and 6.2 hereof), except for the covenants and agreements in the Merger Agreement to the extent of their performance prior to the Effective Time.

         Section 11.2. ENTIRE AGREEMENT. This Agreement (including the schedules and exhibits and the agreements and other documents referred to herein, including, without limitation, the Merger Agreement, the Tax Sharing Agreement and the Confidentiality Agreement) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior negotiations, commitments, agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

         Section 11.3. FEES AND EXPENSES. Except as otherwise provided in this Agreement, the Merger Agreement or the Tax Sharing Agreement and subject to the proviso below, all costs and expenses incurred by the Company and each of the Retained Subsidiaries and by A&S in connection with (x) the preparation, execution and delivery of this Agreement, the Merger Agreement and the Tax Sharing Agreement and (y) consummating such party's obligations hereunder and thereunder (including, without limitation, investment banking, legal, accounting, audit and printing costs and expenses), shall be paid by the Company, upon the submission to the Company of appropriate documentation detailing such costs and expenses.

         Section 11.4. GOVERNING LAW. This Agreement shall be governed by and interpreted and enforced in accordance with the substantive laws of the State of Ohio, without giving effect to the choice of law principles thereof.

         Section 11.5. NOTICES. All notices and other communications hereunder shall be (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex, telecopy or other standard form of telecommunication, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

         (a)      If to the Company, to:

                           Essef Corporation
                           c/o Anthony & Sylvan Pools Corporation
                           220 Park Drive
                           Chardon, Ohio  44024
                           Facsimile No.: (440) 286-2206
                           Attention:  Mark E. Brody
                  with a copy to:

                           Squire, Sanders & Dempsey L.L.P.
                           4900 Key Tower
                           127 Public Square
                           Cleveland, Ohio 44114
                           Facsimile No.:  (216) 479-8776
                           Attention:  Mary Ann Jorgenson, Esq.

         (b)      If to A&S, to:

                           Anthony & Sylvan Pools Corporation
                           220 Park Drive
                           Chardon, Ohio  44024
                           Facsimile No.:  (440) 286-2206
                           Attention:  Stuart D. Neidus

                  with a copy to:

                           Squire, Sanders & Dempsey L.L.P.
                           4900 Key Tower
                           127 Public Square
                           Cleveland, Ohio 44114
                           Facsimile No.:  (216) 479-8776
                           Attention:  Mary Ann Jorgenson, Esq.

         (c)      If to Parent or Purchaser, to:

                           Pentair, Inc.
                           Waters Edge Plaza
                           1500 County Road B2 West
                           Saint Paul, Minnesota 55113-3105
                           Facsimile No.:  (651) 639-5203
                           Attention:  Richard J. Cathcart
                  with a copy to:

                           Pentair, Inc.
                           Waters Edge Plaza
                           1500 County Road B2 West
                           Saint Paul, Minnesota 55113-3105
                           Facsimile No.:  (651) 639-5203
                           Attention:  Louis L. Ainsworth, Esq.

                  with a copy to:

                           Foley & Lardner
                           777 East Wisconsin Avenue
                           Milwaukee, Wisconsin 53202-5367
                           Facsimile No.:  (414) 297-4900
                           Attention:  Benjamin F. Garmer, III, Esq.


         Section 11.6. SUCCESSORS AND ASSIGNS; NO THIRD PARTY BENEFICIARIES. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto (which consent may not be unreasonably withheld), except that any party shall have the right, without the consent of any other party hereto, to assign all or a portion of its rights, interests and obligations hereunder to one or more direct or indirect subsidiaries, but no such assignment of obligation shall relieve the assigning party from its responsibility therefor. Notwithstanding the foregoing, A&S shall be permitted to assign its rights and obligations under this Agreement to one of its Affiliates (the "A&S Transferee") prior to the Effective Time so long as (x) such assignment shall not relieve A&S from its joint responsibility therefor and (y) such assignment does not adversely affect any of the rights, benefits or obligations of Parent or any of the Parent Indemnified Parties under this Agreement or the Merger Agreement; provided that in the event of any such assignment to the A&S Transferee, all references to A&S shall be automatically deemed to be references to A&S. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for the provisions of Section 8.1 hereof, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the Indemnified Parties are intended to be third party beneficiaries of the provisions of Article V hereof, and shall have the right to enforce such provisions as if they were parties hereto.

         Section 11.7. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 11.8. INTERPRETATION. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         Section 11.9. SCHEDULES. The Disclosure Schedule shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

         Section 11.10. LEGAL ENFORCEABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         Section 11.11. CONSENT TO JURISDICTION. Each of the parties hereto irrevocably and unconditionally (a) agrees that all suits, actions or other legal proceedings arising out of this Agreement or any of the transactions contemplated hereby (a "Suit") shall be brought and adjudicated solely in the United States District Court for the Northern District of Ohio, or, if such court will not accept jurisdiction, in any court of competent civil jurisdiction sitting in Cleveland, Ohio, (b) submits to the non-exclusive jurisdiction of any such court for the purpose of any such Suit and (c) waives and agrees not to assert by way of motion, as a defense or otherwise in any such Suit, any claims that it is not subject to the jurisdiction of the above courts, that such Suit is brought in an inconvenient forum or that the venue of such Suit is improper. Each of the parties hereto also irrevocably and unconditionally consents to the service of any process, summons, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 11.5 hereof and agrees that any such form of service shall be effective in connection with any such Suit; provided that nothing contained in this Section 11.11 shall affect the right of any party to serve process, pleadings, notices or other papers in any other manner permitted by applicable Law.

         Section 11.12. SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto
(a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in any court referred to in Section
11.11 hereof.


               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, all as of the date first written above.


                                    ESSEF CORPORATION


                                    By:    /s/ Thomas B. Waldin
                                         --------------------------------------
                                    Name:  Thomas B. Waldin
                                         --------------------------------------
                                    Title: President
                                          -------------------------------------

                                    ANTHONY & SYLVAN POOLS CORPORATION


                                    By:    /s/ Stuart D. Neidus
                                         --------------------------------------
                                    Name:  Stuart D. Neidus
                                         --------------------------------------
                                    Title: Chief Executive Officer
                                          -------------------------------------

                                    PENTAIR, INC.


                                    By:     /s/ Richard J. Cathcart
                                         --------------------------------------
                                    Name:   Richard J. Cathcart
                                         --------------------------------------
                                    Title:  Executive Vice President
                                          -------------------------------------